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                                                                   Exhibit 23.12





                       Consent Of Independent Accountants


We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation of our report dated February 13, 1998, relating to the financial statements of Amrac Clear View, a Limited Partnership, as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997 which appear in such Amendment No. 2 to the Registration Statement. We also consent to the references to us under the headings "Experts" in such Amendment No. 2 to the Registration Statement.






/s/ Greenfield, Altman, Brown, Berger & Katz, P.C.


Canton, Massachusetts
August 2, 2001